Exhibit 99.1

                          ESB FINANCIAL CORPORATION

                             600 Lawrence Avenue
                       Ellwood City, Pennsylvania 16117
                                 724.758.5584

                                PRESS RELEASE
                                -------------

FOR IMMEDIATE RELEASE                   CONTACT:
---------------------                   --------
October 1, 2001                         Charlotte A. Zuschlag
                                        President and Chief
                                        Executive Officer
                                        724.758.5584

                   ESB FINANCIAL CORPORATION COMPLETES
                    ACQUISITION OF WSB HOLDING COMPANY

Ellwood City, Pennsylvania. ESB Financial Corporation ("NASDAQ" NMS: ESBF), parent company of ESB Bank, FSB, announced today that it has completed the acquisition of WSB Holding Company and its subsidiary, Workingmens Bank, headquartered on the North Shore of Pittsburgh. Workingmens Bank had two community offices located in Allegheny County and at June 30, 2001, had assets totaling $43.8 million.

Shareholders of WSB Holding Company overwhelmingly approved the merger agreement at a special meeting of shareholders held on August 30, 2001. Each common share of WSB Holding Company received the right to elect to receive $17.10 in cash or 1.414 shares of ESB Financial Corporation common stock, subject to an overall requirement that 51% of the total outstanding WSB Holding Company common stock be exchanged for stock.

Charlotte A. Zuschlag, President and CEO of ESB Financial Corporation, stated, "WSB Holding Company is an excellent banking franchise that provides us with the opportunity to expand our operations. Workingmens Bank serves a market that is very familiar to ESB Bank."

Robert D. Neudorfer, President and Chief Executive Officer of WSB Holding Company and Workingmens Bank, stated that he is "very pleased to be joining with ESB Financial Corporation and looks forward to the benefits this affiliation will offer our shareholders, customers, and employees. I am also pleased to announce that there are no employee layoffs as a result of this merger."


With the acquisition of Workingmens Bank, ESB Bank has decided to consolidate its banking operations on the North Shore into one office at 807 Middle Street, Pittsburgh, PA. Branch operations at One North Shore, an office of ESB Bank, will cease after the close of business on October 26, 2001.

ESB Financial Corporation is the parent holding company of ESB Bank that offers a wide variety of financial products and services. The common stock of ESB Financial is traded on the Nasdaq Stock Market System under the symbol of "ESBF".

As a result of the merger, ESB Bank has approximately $1.3 billion in consolidated assets, approximately $80 million in consolidated shareholder equity and will operate 17 community branches in the contiguous Pennsylvania counties of Lawrence, Allegheny, Beaver and Butler. This acquisition expands ESB Bank's presence in Allegheny County to ten community branch locations.